River Valley Bancorp
Announces 11% Increase in Earnings for
 the Quarter Ended June 30, 2012

For Immediate Release
Tuesday, July 17, 2012

Madison, Indiana – July 17, 2012– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2012.

Net income for the quarter ending June 30, 2012 was $691,382, or $0.40 per share. Net income for the like period in 2011 was $621,519, or $0.35 per share. For the quarter ended June 30, 2012, the return on average assets was 0.68%, and the return on average equity was 8.24%, which compares to 0.63% and 7.58%, respectively, for the same period ended June 30, 2011.

The quarterly results reflect modestly improving interest margins, lower provision for loan losses, and the sale of certain mortgage-backed investment securities that were rapidly prepaying and an increase in sales of mortgage loans to the secondary market. Operating expenses increased in the like periods due to higher salary and benefit expenses, significantly higher costs of holding and disposing of real estate owned, and payments associated with delinquent loan properties. Also, included in the higher operating expenses were announced acquisition costs that were expensed as incurred.

For the six-month period ended June 30, 2012, net income was $1.28 million, or $0.73 per share. For the six-month period ended June 30, 2011, net income was $1.42 million, or $0.82 per share. The return on average assets for the six-month period ended June 30, 2012 was 0.63%, and the return on average equity was 7.67%. For the same six-month period in 2011, those corresponding numbers were 0.73% and 8.78%.

For year-to-year comparison for the six-month period ended June 30, 2012 as compared to June 30, 2011, the Corporation experienced a $393,000 increase in noninterest income primarily from an increase of $280,000 in sales of loans to the secondary market and  a $165,000 increase in gain on securities sold. Net interest margins increased slightly while there were lower provisions for loan losses and tax expense. These increases were more than offset by a $797,000 increase in operating expenses including higher salary and benefit expenses, a $245,000 write down of real estate owned and associated disposition expenses, a $144,000 increase in loan related expenses, including payments to third parties on behalf of delinquent borrowers, and approximately $146,000 in costs related to the acquisition of Dupont State Bank .

Assets totaled $408.4 million as of June 30, 2012, an increase of approximately $8.5 million from the $399.9 million reported as of June 30, 2011, and a $1.8 million increase from the $406.6 million recorded as of December 31, 2011. Net loans, including loans held for sale, were $253.3 million as of June 30, 2012, a decrease of $7.6 million from the balance reported as of June 30, 2011 of $260.9 million, and an increase of $0.1 million from the balance of $253.2 million reported as of December 31, 2011. As of June 30, 2012, deposits totaled $305.5 million, an increase of $9.4 million from the $296.1 million reported as of June 30, 2011 and a $0.3 million increase from the $305.2 million recorded on December 31, 2011.

Stockholders’ equity as of June 30, 2012 was $33.6 million, or 8.24% as expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Reported book value of shares, including preferred shares, was $22.14.

Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 2.42% as of June 30, 2012 and 3.91% as of June 30, 2011. That same indicator was 3.13% on March 31, 2012, and 4.28% as of December 31, 2011. As indicated by the percentages, longer-term delinquency (over 90 days) makes up all but 0.41% of the delinquency as of June 30, 2012.

“There are still any number of drags on community banking, but our balance sheet and income statements are demonstrating we are “winning the war”. The battle has always been about a glutted and depressed housing market, high unemployment, anemic loan demand, and troublesome personal finances. While there are significant obstacles yet to overcome in individual and personal situations, from the Corporation’s perspective, it appears that our perseverance is paying off,” stated Matthew P. Forrester, President of River Valley Bancorp.  “Our profitability improved in the quarter and delinquency is demonstrating that problematic individual situations are improving as well. We are pleased to be performing at these levels given the localization of national economic problems. Soon, we hope, the economic environment will allow individuals’ circumstances to improve, which will facilitate general improvements in activity, and lift all perspectives and purposes. Until then, we celebrate the successes, knowing that we are positioned for that better day.”

The last reported trade of “RIVR” stock on July 16, 2012 was at $15.99.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2012	6-30-2011	6-30-2012	6-30-2011

Assets			$408,360	$399,927
Net Loans, including
loans held for sale			253,269	260,909
Allowance for Loan
Losses (ALL)			3,521	3,590
Deposits			305,481	296,060
Borrowings and Advances			65,217	67,217
Stockholders’ Equity			33,634	32,988

Total Interest Income	$4,235	$4,340	8,616	8,880
Total Noninterest Income	1,099	674	1,981	1,588
Interest Expense	1,266	1,468	2,576	2,943
Noninterest Expense	2,884	2,407	5,648	4,851
Provision for Loan Losses	322	374	796	848
Taxes	171	143	293	403
Net Income	691	622	1,284	1,423

ROAA	0.68%	0.63%	0.63%	0.73%
ROAE	8.24%	7.58%	7.67%	8.78%
Earnings per Basic Share	$0.40	$0.35	$0.73	$0.82
Diluted Earnings per Share	$0.40	$0.35	$0.73	$0.82

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949